SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
May 3, 2016

AIR INDUSTRIES GROUP
___________________

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

360 Motor Parkway, Suite 100, Hauppauge, NY 11788
(Address of Principal Executive Offices)

Registrant's telephone number: (631) 881-4920-

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On Tuesday, May 3rd, Air Industries Group presented at the Taglich Brothers 13th Annual Small Cap Equity Conference.   The slide presentation and oral replay will temporarily be available on the internet at Taglich Brothers’ website, www.taglichbrothers.com.  A copy of the slide presentation is attached hereto as Exhibit 99.1.

Included among the slides in the presentation are the Company’s preliminary results (revenue, cost of god sold, gross profit, operating costs, operating income and EBITDA) by segment and on a consolidated basis for the first quarter of 2016, along with projected results for the balance of the year.  The Company reiterated its earlier projections for 2016 of revenue of $85 to $90 million and Ebitda in the range of $8 – 9 million.

During the course of the presentation Dan Godin, President and Chief Executive Officer of Air Industries, noted that since he joined Air Industries approximately 18 months ago, he has been primarily focused on business development and unifying the various businesses that have been acquired by the Company.  In particular, the Company has created a corporate business development-sales-team which has introduced existing and potential customers to the full breadth of the products and services Air Industries can provide.  This is in sharp contrast from the past where individual business units would primarily seek to sell their own products. In addition to the business development-sales-team, the Company has also increased its utilization of manufacturers’ representatives, particularly for foreign military sales.

These efforts are showing positive results.  In the first quarter of 2016 bookings were more than $18 million – an increase of 19% over the first quarter of 2015. This favorable trend continued in April, during which Air booked approximately $10 million of new business – nearly 60% of total bookings for the 2nd quarter of 2015.  As a result, 18-month backlog is now at an all-time high of approximately $85 million.  Significantly, the 18-month backlog is concentrated in Air’s complex machining segment, where products require long lead times.  We anticipate that this increased level of bookings will continue and that we will have record bookings for the remainder of 2016 and beyond.

In addition to their impact on our bookings and backlog, the business development team combined with our manufacturers’ reps has opened doors to new customers both in the United States and abroad.  In the fourth quarter, we completed sales of F-18 landing gear to Switzerland and Finland.   Among the new domestic customers added to our roster are Space-Ex and the Electric Boat division of General Dynamics.

Michael Recca, the Company’s Chief of Corporate Development & Capital Markets, noted that many of the Company’s operating units had previously generated revenues far in excess of the amounts generated in 2015.  For example, the two units comprising our turbine and engine segments in 2012 had revenues of $10.8 and $8.9 million, respectively. Likewise, the two plants in our complex machining segment in 2012 had revenues of $42.7 and $14.1 million, respectively.  As a result, there is no need to increase production capacity for the foreseeable future as the Company increases its booking and revenues.  Increased bookings should result in greater utilization of capacity, enabling each of the Company’s segments to increase its operating margins significantly above those experienced in 2015.

The information in this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 7.01 Regulation FD Disclosure.

The information in Item 2.02 is incorporated herein by reference

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Slide show presented May 3rd at Taglich Brothers 13th Annual Small Cap Equity Conference.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2016

AIR INDUSTRIES GROUP

By:	/s/ Daniel R. Godin
Daniel R. Godin
President and Chief Executive Officer